Exhibit 17

July 30, 2007

Board of Directors
Hammonds Industries, Inc.
601 Cien Street, Suite 235
Kemah, TX 77565-3077

Re: Resignation

Gentlemen:

Effective July 30, 2007, I hereby resign as a director of Hammonds Industries, Inc. I have had no disagreements with the Registrant’s operations, policies or practices. I am resigning as a director so that I can devote my professional time as the Registrant’s Chief Financial Officer and as Chief Financial Officer of the Registrant’s corporate parent, American International Industries, Inc.

Very truly yours,

/s/ Sherry Couturier